Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Administrative Committee of the

Texas Regional Bancshares, Inc.
Amended and Restated
Employee Stock Ownership Plan
(With 401(k) Provisions):

We consent to the incorporation by reference in the Registration Statements (Nos. 33-39386 and 333-75680) on Form S-8 of Texas Regional Bancshares, Inc. of our report dated June 27, 2005 with respect to the statements of net assets available for plan benefits of the Texas Regional Bancshares, Inc. Amended and Restated Employee Stock Ownership Plan (With 401(k) Provisions) as of December 31, 2004 and 2003, the statements of changes in net assets available for plan benefits for the years then ended, the supplemental schedule H, line 4i – schedule of assets (held at end of year) as of December 31, 2004 and schedule H, line 4j – schedule of reportable transactions for the year ended December 31, 2004, which report appears in the December 31, 2004 Annual Report on Form 11-K of the Texas Regional Bancshares, Inc. Amended and Restated Employee Stock Ownership Plan (With 401(k) Provisions).

/s/ KPMG LLP

Houston, Texas
June 27, 2005